Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 2 to the Registration Statement on Form F-4 of Selina Hospitality PLC of our report dated June 24, 2022, relating to the consolidated financial statements of Selina Hospitality, PLC (formerly Selina Holdings Company, UK Societas) and its Subsidiaries (Company), which includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern, which report appears in the proxy statement/prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such proxy statement/prospectus.

/s/ BAKER TILLY US, LLP

Houston, Texas

September 29, 2022